EXHIBIT 23.2

Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Higher One Holdings, Inc. of our report dated July 18, 2013, with respect to the balance sheet of Campus Solutions, a line of business of SLM Corporation, as of December 31, 2012, and the related statements of operations and cash flows for the year then ended, which report appears in the Current Report on Form 8-K/A of Higher One Holdings, Inc. dated July 23, 2013. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ KPMG LLP

McLean, Virginia

April 4, 2014